Exhibit 99

Chairman’s message

April 1, 2006

Dear Shareholder

2005 was another year of excellent earnings growth for your company. Net earnings per common share increased 44% over 2004, from $28.2 million to $40.7 million. Earnings per common share increased 30% from $0.82 to $1.07. These increases were achieved despite four severe hurricanes striking our Maroma Resort and Spa and Windsor Court Hotel (we lost $2 million of deductibles on our insurance policies), strengthening of the Brazilian real against the U.S. dollar and the closure of properties in low season for major improvements. I hasten to say that Maroma Resort and Spa and the Windsor Court Hotel have reopened, and their room stock will be back on line in the second quarter of 2006. La Residencia and Reid’s Palace will also reopen in the second quarter.

Our key financial indicators for 2005 were a RevPAR of $241, up 11% from $217 in 2004, an increase in EBITDA of 37% to $108.3 million from $79 million in 2004, and a rise in EBITDA margin from 21% to 24%. We expect to achieve higher such margin in the future, given a stable demand environment.

Acquisitions in 2005 were the Grand Hotel Europe in St Petersburg, Russia, The Royal Scotsman tourist train and the cars of the former Great South Pacific Express tourist train. Our affiliate, Pansea Orient-Express Hotels in Southeast Asia opened a second property in Bali, Ubud Hanging Gardens. Already in 2006 we announced acquisition of a 75% interest and management of the Casa de Sierra Nevada in San Miguel de Allende, Mexico.  We have further hotel investments under consideration in the United States, Brazil, Europe and North Africa.  The Great Sourth Pacific Express train will be moved from Australia to Europe for a touring operation probably in Italy.  Part of the train may be sent to Peru where we need more capacity.

Our growth strategy is quite different from that of our chain competitors. We like to acquire a key property in a market, employ strong management and then expand within the region. We don’t feel compelled to own a hotel in any particular city. Instead we look for locations where the competitive situation is favorable and we can offer a distinctive product within that environment. Increasingly we have been making acquisitions that have real-estate development potential. Cupecoy Village in St Martin is under construction and land sales at Keswick Hall have substantially increased in 2005.

Capital investment within our 50 properties is an important factor in stimulating earnings growth, despite the short-term negative implications of closure while works are in progress. The new banqueting rooms at the Copacabana Palace are well advanced and will be open in the third quarter of 2006. Reid’s Palace will reopen in time for Easter, following a major rebuild of public spaces, room refurbishment and construction of a large spa. Construction of new suites at La Residencia will be suspended from Easter until the end of the year. Then they will be finished during the first quarter of 2007. The new suites at Villa San Michele and Hotel Caruso Belvedere are expected to be ready for the 2006 season. After 80 years of running on the same wheel sets (bogies), the Venice Simplon-Orient-Express has been re-bogied entirely during the winter of 2005/2006. The new wheel sets provide a much more comfortable ride, as well as complying with the latest safety standards of the European railways.

An important development in late 2005 was the sale by Sea Containers Ltd. of its remaining 25% shareholding in Orient-Express Hotels. I was serving as Chairman of both companies but I retired from Sea Containers with effect from March 20, 2006, so I am now able to devote more time to the development of Orient-Express Hotels. The other principal managerial changes in the company in 2005 were the appointment of Paul White as Chief Financial Officer and Filip Boyen as Vice President for Africa, Australia and Latin America.

Daniel J. O’Sullivan, the former Chief Financial Officer of Sea Containers, has felt it appropriate not to stand for re-election to the company’s board. A search is underway for a director to replace him. Mr O’Sullivan has guided the financial affairs of Orient-Express Hotels throughout its ownership by Sea Containers and has provided continued valuable advice following the flotation in 2000. We owe him a debt of gratitude for his support.

Approximately $65 million was invested in improving and developing existing properties in 2005, and we are forecasting to invest a further $65 million in 2006. Our investment in new properties in 2005 was $148 million and, to date, we have invested a further $16 million in the first quarter of 2006. Approximately 65% of 2005 investment was financed with bank debt and this pattern is expected to continue for 2006. The company raised $122 million in an equity offering in March, 2005. There are no present plans to raise additional equity capital.

We believe that demand for five-star luxury leisure products will continue to expand at a much faster rate than supply, which creates a very stable rate-setting platform for our properties. Property values have increased substantially in our prime markets and are expected to continue to do so, creating barriers to entry. It is not uncommon these days for luxury hotels to sell for up to $1 million per key, while our book value per key is $380,000 for our owned hotels.

The diversity of our business is a strength. About 80% of our revenue derives from hotels, 15% from tourist trains and river and canal cruising, and 5% from stand-alone restaurants. Property development is expected to become an important source of earnings in the future.

Our first quarter 2006 results will be less than in the first quarter of 2005 because, for the first time, we will have to include the Grand Hotel Europe during its low season, and both La Residencia and Reid’s Palace will be closed for their major upgrades. Results in the balance of the year should both overcome this first quarter weakness and achieve another full year of net earnings growth.

Our staff of 6,000 in the 25 countries where we operate were responsible for delivering the excellent results achieved in 2005. We are indeed fortunate to have such a loyal and skilled team with an extremely low turnover rate.

Sincerely,

James B. Sherwood
Chairman & Founder

President’s overview of performance

2005 was a successful year for Orient-Express Hotels. The company’s financial results were well ahead of 2004.

We acquired the Grand Hotel Europe in St Petersburg on very favorable terms and completed a successful equity offering that allowed us to raise additional capital. Over the year our former parent company, Sea Containers Ltd., sold its 42% shareholding, greatly increasing our company’s free float.

Frustratingly, the end of 2005 was affected by hurricanes hitting the Windsor Court Hotel in New Orleans and the Maroma Resort and Spa in Mexico, which negatively impacted the 2005 full year results.

Europe

The Grand Hotel Europe (301 keys) in St Petersburg was acquired early in 2005 and had an excellent year, generating EBITDA of more than $17 million. The hotel was acquired for a trailing 12-month EBITDA multiple of less than six and the outlook for the property is excellent. The refurbishment of 120 rooms was already underway this past winter.

In June 2005, we opened the Hotel Caruso Belvedere (45 keys) in Ravello. The first year of operation at any hotel is always a financial burden, but demand is developing well and bookings are very encouraging for 2006. The hotel is currently closed to allow us to add several rooms and suites but will reopen this spring.

EBITDA at our other Italian hotels was up 9% with the Hotel Cipriani and Palazzo Vendramin (104 keys) performing particularly well. Results in Portugal, the UK and France were flat year-on-year. Only Spain showed a significant decline, mostly owing to the closure this winter for refurbishment of La Residencia (59 keys) in Mallorca, where we are adding eight new suites.

Reid’s Palace (164 keys) in Madeira is also closed to refurbish a number of rooms, rebuild the swimming pool, improve meeting facilities and add a spa. As both this and the Mallorca hotel have year-round demand, closing them adversely affects the first quarter of 2006 by $3-4 million but will lift their image and profitability in the longer term.

We are also building two new suites at the Villa San Michele (45 keys) near Florence, but this is less disruptive as the hotel closes anyway during the European winter.

North America

(including the Caribbean and Mexico)

Demand increased significantly in 2005, which lifted EBITDA at most of our properties, especially La Samanna (81 keys) in St Martin, Keswick Hall (48 keys) in Charlottesville, Charleston Place (442 keys) in Charleston and the ‘21’ Club restaurant in New York.

The luster was taken off what would have been an outstanding year for the region by the most active hurricane season in recent history.  In New Orleans this affected the Windsor Court Hotel (324 keys) and in Mexico it affected the Maroma Resort and Spa (64 keys). The impact of these hurricanes was more than $3 million (mostly deductibles) on our 2005 results. Both hotels have now reopened and are operating successfully. For 2006, we have the benefit of our business interruption insurance, which covers the 12-month period following major disasters of this kind.

We are taking advantage of the disruption at both properties to make improvements. At Maroma, we are finishing eight new beach-front suites and have purchased the residual 25% minority shareholding and 29 acres of surrounding land, where we plan to build villas as part of our growing property development business. At Windsor Court Hotel, we are creating several club floors.

El Encanto Hotel (77 keys) in Santa Barbara also has major works underway and will be closed for much of 2006, allowing us to rebuild the restaurant, pool and many of the rooms. We have high hopes for this romantic property once it has been refurbished.

Work continues apace on our real estate developments on the island of St Martin, with infrastructure and marina works underway on the Dutch side, where we are building the Cupecoy Yacht Club with 150 condominiums plus extensive retail space. On the French side, we have luxury La SamannaVillas under development, the first of which is complete and in use this season. With the new land we have acquired at Maroma, and our existing land bank at other hotels such as Keswick Hall, Bora Bora Lagoon Resort, and The Inn at Perry Cabin, we expect our property development arm to become a major profit generator for the company.

In February 2006, we added to our portfolio the Casa de Sierra Nevada in San Miguel de Allende, Mexico by acquiring a 75% shareholding in the property. The town is a colonial gem that remains relatively unspoilt and attracts both international and Mexican visitors. Our plan is to expand this charming hotel to about 60 keys.

Rest of the World

Every business in the region showed a marked upturn in results, driven by strong same store RevPAR growth – a pattern that is continuing so far in 2006. Our two largest properties, the Copacabana Palace (222 keys) in Rio de Janeiro and the Mount Nelson Hotel (226 keys) in Cape Town, each improved EBITDA by $1 million for the year, and bookings are well up for the next six months.  However, most impressive of all was Orient-Express Safaris (39 keys) in Botswana, which recorded a $1.3 million improvement in EBITDA.

Our Peruvian hotels had a strong year.  The Miraflores Park Hotel (82 keys) in Lima reopened in mid-2005 following extensive refurbishment and we have seen solid growth in bookings and results. In Cuzco, we are expanding the Hotel Monasterio (126 keys) by creating a 55 key hotel in the adjacent Nazarenas convent.  We will also add a pool and spa facilities.

In addition, during 2006 we are increasing the meeting space at the Copacabana Palace and adding a spa both there and at the Mount Nelson Hotel.

It has been a mixed year for the cluster of hotels in the Pansea Orient-Express Hotels group. In Bali, Ubud Hanging Gardens (38 keys) opened mid-2005 and Jimbaran Puri (41 keys) reopened following extensive refurbishment. However, demand for Bali was temporarily depressed by the recent terrorist bombs so we did not see any growth in EBITDA from the group.

Overall, 2005 was an excellent year for the region and with bookings ahead 15% at time of writing we are confident about 2006.

Trains and cruises

EBITDA of our trains and cruises businesses grew by $2.3 million (18%) driven mostly by PeruRail (up $1.1 million), which benefited from a strong Peruvian tourism market, and by the Road To Mandalay river cruiser in Myanmar (up $0.7 million).

Considering that the company’s European train operations had a tremendous year in 2004 (up almost $5 million over 2003), our flagship Venice Simplon-Orient-Express had a very satisfactory 2005 and maintained performance at that high level. We constantly create new itineraries for our regular guests who want to try something different, so we are introducing a route to Krakow and Warsaw for 2007.

During 2004/5 we added The Royal Scotsman train and the Afloat In France luxury canal barges to our portfolio and are pleased to see both businesses growing well.

Outlook for 2006 and beyond

The future is always unpredictable but there are several factors that excite me and give me confidence about the next few years.

The first is that the industry has a very benevolent supply/demand outlook. Very little new supply is scheduled to start operating in the next few years owing to the construction “hole” that appeared after 9/11. Luxury hotels have a long lead time so it would be hard to accelerate the existing projects. On the other side of the equation, demand should recover to pre 9/11 levels, plus there will be a lift as the “baby-boom” generation ages towards our core market. This supply/demand imbalance should drive earlier booking, plus better pricing throughout the industry.

The second is that Orient-Express Hotels has been investing heavily in its portfolio both in terms of improvements and also with acquisitions. This is all fuel for the future.

The third is that we believe that we have enormous potential in our growing property development business, both from profit on initial sale of villas and the subsequent service fees and ancillary revenue. We have two major projects already underway in St Martin, extensive additional land owned elsewhere, and have recently added to our land bank with the purchase of 29 acres of prime land adjacent to Maroma Resort and Spa in Mexico.

In summary, I believe the next few years hold great promise for the industry. I also feel that Orient-Express Hotels enjoys a unique position because our properties are so very special and we enjoy the full benefit of improving profits as we are both owner and manager.

Simon M. C. Sherwood
President

Management believes that EBITDA (net earnings adjusted for interest expense, foreign currency, tax, depreciation and amortization) is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the company’s EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. generally accepted accounting principles for purposes of evaluating operating performance.

This report contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings outlook, investment plans and similar matters that are not historical facts. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the report, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, realization of hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed capital expenditures and acquisitions, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, uncertainty of recovering on insurance claims for property damage and lost earnings, changing global and regional economic conditions, and legislative, regulatory and political developments. Further information regarding these and other factors is included in the filings by the company with the U.S. Securities and Exchange Commission.